Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Cardiff Lexington Corp.

Fort Lauderdale, Florida

We hereby consent to the inclusion in the Prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 16, 2019 (except for Note 1 as to which the date is June 29, 2019) relating to the financial statements of Cardiff Lexington Corp. for the years ended December 31, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

January 20, 2020